Exhibit 10.14

CONSULTING AGREEMENT

TYME TECHNOLOGIES, INC.

BERYLLIUM ADVISORY CONSULTING, LIMITED LIABILITY COMPANY

This Consulting Agreement (the “Agreement”) is entered into as of March 5, 2015, between Tyme Technologies, Inc., a Delaware corporation with a place of business at 48 Wall Street – Suite 1100, New York, NY 10005 (“Tyme”), and Beryllium Advisory Consulting, Limited Liability Company (“Consultant”), a New Jersey limited liability company providing specialty advisory consulting services with a place of business at One Second Street, Apt. 2403, The Portofino, Jersey City, NJ 07302.

RECITALS

Consultant is willing to provide certain services to Tyme as an independent contractor related to knowledge and experience in the life sciences sector, as this knowledge may relate to various initiatives that are relevant to the core business objectives of Tyme, and Tyme is willing to engage Consultant in such capacity and provide certain compensation in exchange for Consultant’s performance of such services according to the terms and conditions herein.

NOW, THEREFORE, Tyme and Consultant wish to enter into an agreement as follows:

1.	Services.

1.1
Generally. Consultant agrees to provide Tyme with the Services set forth in Exhibit A (the “Services”). Consultant agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep Tyme advised as to Consultant’s progress in performing the Services under this Agreement. Consultant also agrees that Consultant will, as reasonably requested by Tyme, prepare written reports with respect to such progress as described in Exhibit A.

1.2
Authority. Consultant shall be entitled to represent to third parties, including potential investors or subject matter experts that he serves as a consultant to Tyme and, if so instructed in writing by an appropriate officer of Tyme, is authorized to enter into discussions with such third parties on Tyme’s behalf to the extent so specifically authorized. However, Consultant shall not have the authority to make any commitments or enter into any agreements whatsoever on behalf of Tyme or bind Tyme in any way.

1.3	Access to Consultant. Consultant agrees that all Services, unless otherwise approved by Tyme, shall be performed by Raghuram Selvaraju (“Selvaraju”).

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1.4
Warranty. Consultant warrants to Tyme that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services or any obligation of Consultant under this Agreement is inconsistent with any obligation Consultant has or may have to others; (ii) Consultant shall comply with all applicable laws and regulations in the course of performing the Services; and (iii) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement.

1.5
Effective Date. Notwithstanding anything to the contrary contained in this Agreement or the date of this Agreement, this Agreement, and the provision of services hereunder and obligation to compensate Consultant hereunder, shall commence as of the date (the “Effective Date”) on which the merger (the “Merger”) of Tyme Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Tyme, with and into Tyme Inc., a Delaware corporation (“TI”), is made effective by the filing with the Delaware Secretary of State of a certificate of merger with respect to the Merger; provided that the Board of Directors of Tyme shall have approved this Agreement and the issuance of the shares of Common Stock constituting the Stock Retainer (as such capitalized terms are defined below) prior to the filing of such certificate of merger.

2.	Compensation.

2.1
Fees. In consideration of the Consultant’s performance of the Services, Tyme agrees to pay Consultant a monthly retainer of eight thousand three hundred thirty-three and 34/100 dollars ($8,333.34), payable in advance via wire transfer or direct deposit commencing on the first business day following the Effective Date and thereafter on the same calendar day of each calendar month for the remainder of the Term (unless such day shall not be a Business Day; in which event, payment shall be made on the next succeeding Business Day) (the “Cash Retainer”). In addition, Tyme shall provide to Consultant a one-time issuance of 250,000 shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Tyme (the “Stock Retainer”). Consultant acknowledges and agrees that none of such shares of Common Stock shall be issued pursuant to an effective registration statement and, as such, the shares shall be deemed “restricted securities” within the meaning of such term under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Notwithstanding anything to the contrary contained herewith, Tyme agrees to include all of the shares constituting the Stock Retainer in the registration statement Tyme will be required to file with the Securities and Exchange Commission pursuant to the subscription

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agreement(s) Tyme will enter into in connection with the private placement Tyme is conducting and which shall close simultaneously with the consummation of the Merger (but subject to the same limitations and claw backs as the shares being sold in such private placement). The Cash Retainer and Stock Retainer are designed to cover Consultant’s time spent assessing materials related to specific life sciences projects, interacting with various industry professionals and in contact with Tyme stockholders and potential investors, as and when appropriate, and in providing the Services. Tyme shall be entitled to reclaim from Consultant an amount equal to the profit realized by Consultant with respect to the shares of Common Stock issued to Consultant as the Stock Retainer which Consultant sells or otherwise transfers within twelve (12) months of the Effective Date (such profit being equal to (A) the positive difference between the price per share of the shares actually sold and $3.00 multiplied by (B) the number of shares sold by Consultant during such twelve (12) month period). In furtherance of the foregoing, for so long as the shares of Common Stock constituting the Stock Retainer are not registered for resale under an effective Securities Act registration statement, Tyme shall be entitled to place a legend on each stock certificate evidencing the shares of Common Stock constituting the Stock Retainer to the effect that the shares evidenced thereby have not been registered under the Securities Act and may not be transferred absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act (i.e., a standard “restricted securities” legend). Consultant represents and warrants that Consultant is an “Accredited Investor” as such term is defined in Rule 501(a) promulgated under the Securities Act. Consultant will be responsible for all necessary tax payments, withholding, and the like with respect to all amounts (cash and Common Stock) paid by Tyme to Consultant under this Agreement. Consultant agrees to indemnify and hold harmless Tyme from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any tax, withholding, or similar obligation arising in connection with the Services. Consultant shall invoice Tyme for reasonable costs incurred (materials, lodging and/or transportation expenses) in performing any actual Services as described in Exhibit A. All proposed costs shall be subject to review of all relevant documentation and prior approval by Tyme in order to be reimbursable by Tyme. Payment will be due within thirty (30) days of the receipt of an invoice containing such reimbursable costs. If Tyme disputes any invoice amount, it shall pay the undisputed amount and notify the Consultant in writing within twenty (20) days of receipt of such invoice of the dispute. The parties to this Agreement shall cooperate to resolve the dispute and, upon resolution, Tyme shall pay such amounts with no interest or penalty, if paid within ten (10) days of resolution or the issuance of an arbiter’s award. The Federal short-term interest rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), in effect on the date of resolution or arbiter’s award shall apply to any and all

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amounts not paid after such ten-day grace period.

2.2
Limitation of Liability. Tyme’s sole monetary obligation under this Agreement shall be to pay the Consultant for the Services as set forth in Paragraph 2.1 herein. In no event shall Tyme be liable to the Consultant and/or any other third party for any other payment and/or damage whatsoever incurred in connection with and/or arising out of this Agreement or otherwise, including, but not limited to, loss of profits, incidental, indirect, consequential, punitive or exemplary damages of any kind, even if Tyme has been advised of the possibility of such damages.

2.3
Up-Front Cash Retainer Payment. Notwithstanding the fact that the Effective Date may not have occurred as of the date of this Agreement, upon the execution of this Agreement by both Consultant and Tyme, TI shall, on behalf of Tyme, make a payment to Consultant of the sum of ten thousand ($10,000), which amount shall be credited against the first (in full) and second (in remaining part) payments of the Cash Retainer payable to Consultant under paragraph 2.1 above.

3.	Term and Termination.

3.1	Term. The term of this Agreement shall commence on the Effective Date and continue for one year thereafter (the “Term”), unless earlier terminated pursuant to this Article 3.

3.2
Termination. Either party may terminate this Agreement for any reason upon thirty (30) days prior written notice to the other party; provided, however, that the obligation of Tyme to pay the Cash Retainer shall terminate immediately upon the death or permanent and total disability (as such term is defined in Section 22(e)(3) of the Code) of Selvaraju.

3.3
Effect of Termination. Upon termination or expiration of this Agreement, all rights of the parties under this Agreement shall immediately cease (except with respect to those provisions of the Agreement which, by their nature, survive termination), including any right to receive additional Cash Retainer for periods following the effective date of such termination or expiration and Consultant shall within ten (10) days deliver and return to Tyme any Developments or Confidential Information in his possession or control and certify same in writing to Tyme. Upon the termination of this Agreement, or upon Tyme’s earlier request, Consultant will deliver to Tyme all of Tyme’s property, including, but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

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4.	Proprietary Rights.

4.1	Definitions.

(i)
“Business” means the business of Tyme, involving TI and any other subsidiary, direct or indirect, of Tyme, as conducted by Tyme, TI or any other TI subsidiary, direct or indirect, during the term of this Agreement or as planned to be conducted by Tyme pursuant to a product or business plan developed during the term of this Agreement.

(ii)	“Technology” refers to the know-how, data and information associated with any Tyme and/or TI corporate client focusing on the life sciences domain.

(iii)
“Confidential Information” means any information provided by Tyme and/or TI to Consultant in connection with this Agreement and/or Consultant’s work with Tyme, whether orally or in writing, except to the extent such information (i) is available in the public domain; (ii) is independently developed by Consultant without access to or use of any Confidential Information; or (iii) is lawfully obtained by Consultant from a third party without violation of a confidentiality obligation to Tyme. “Confidential Information” includes, without limitation, any Developments.

(iv)
“Developments” means any work product, including designs, business plans, correspondence (printed or electronic), inventions, improvements, software, works of authorship, information, know-how, or other materials made, conceived, reduced to practice or developed in whole or in part by Consultant during the term of this Agreement in connection with the Services or that relate to the Confidential Information or the Business.

(v)
“Intellectual Property Right(s)” means all forms of intellectual property rights including, without limitation, patents, trademarks, copyrights, mask rights, trade secrets and proprietary know-how related to or covering Property.

4.2
Ownership of Intellectual Property. Consultant and Tyme intend for this to be a contract for Services to by rendered by the Consultant hereunder (the “Work”) to be a work made for hire. Tyme shall own all right, title and interest in and to the Developments, and shall be deemed to be the author of the Developments for copyright purposes. Any and all Intellectual Property Rights therein resulting directly from the work done by Consultant under the scope of this Agreement shall be owned by Tyme and may be registered exclusively in the name of Tyme in the U.S. Copyright Office, the U.S. Patent and Trademark Office, and other similar registries in other

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countries.

4.3
Confidential Information. Consultant agrees not to disclose any Confidential Information to any third party, except to parties designated by Tyme as being party to a confidentiality agreement with Tyme (provided Consultant complies with all procedures required under any such confidentiality agreement) or as may be expressly authorized in writing by Tyme, and to use the same degree of care to protect the confidentiality of the Confidential Information and to prevent its unauthorized use or dissemination as Consultant uses to protect Consultant’s own confidential information of a similar nature. Consultant further agrees to use the Confidential Information only for purposes directly related to the performance of this Agreement. Upon request by Tyme, or termination or expiration of this Agreement, Consultant shall within ten (10) days, at Tyme’s sole option, either return to Tyme or destroy (including deletion from his computer storage systems) all Confidential Information. Consultant acknowledges that it will receive significant value and advantage as a result of the access to such Confidential Information, both old and new, which, if used improperly, would cause irreparable harm to Tyme and negatively impact the good will of Tyme.

4.4
Non–Competition. In consideration of Tyme’s retention of Consultant under this Agreement, disclosure to Consultant of the Confidential Information, and other valuable consideration, Consultant agrees that during the Term of this Agreement, and for a period of twelve (12) months thereafter, it shall not, directly or indirectly, do any of the following:

(i)	Start or establish an oncology-focused drug discovery/development company; nor
(ii)	Develop a technology or product that incorporates the essence of any of Tyme’s intellectual property.

Consultant acknowledges and agrees that the non-competition covenants set forth in this Section 4.4 imposes a reasonable restraint on the Consultant in light of the activities and business of Tyme, and that such restraint is intended only to protect the goodwill and other legitimate business interests of Tyme. Consultant further agrees that this non-competition agreement is enforceable and is ancillary to and part of this Agreement. Consultant acknowledges and agrees that the consideration given by Tyme under this Agreement gives rise to Tyme’s interest in restraining and prohibiting Consultant from engaging in the prohibited activities described in this section. Consultant further agrees that the limitations imposed upon Consultant in this Section 4.4 as to time and scope of activity prohibited are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Tyme.

4.5	Equitable Relief. Consultant acknowledges that Tyme is entitled to obtain

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an injunction or other equitable relief, without bond, from a court of competent jurisdiction against Consultant’s breach of the terms of any provision of this Article 4, in addition to any other legal or equitable remedies which may be available to Tyme.

4.6	Survival. Consultant’s obligations under Article 4 shall survive the termination or expiration of this Agreement for any reason.

5.	Indemnification.

Consultant does hereby agree to indemnify, defend and hold harmless Tyme, its trustees, officers, employees, staff, and agents from any and all claims, demands, lawsuits, causes of action, damages, liabilities, expenses, costs and attorney’s fees (collectively, “Losses”), whether for personal injury (including serious disease or death), or property damage or otherwise, which arise from or are directly or indirectly related to the performance of the Consultant or any third party engaged by the Consultant under this Agreement, provided that such indemnity shall not apply to any Losses arising from or caused by any material breach of any representations, warranties, covenants or agreements of Tyme hereunder or the gross negligence or willful misconduct by Tyme. In turn, Tyme agrees to indemnify, defend and hold harmless Consultant from and against any and all Losses, whether for personal injury (including serious disease or death), or property damage or otherwise, which arise from or are directly or indirectly incurred by Consultant in connection with Consultant’s activities under this Agreement, provided that such indemnity shall not apply to any Losses arising from or caused by any material breach of any representations, warranties, covenants or agreements of Consultant hereunder or the gross negligence or willful misconduct by Consultant.

6.	Miscellaneous.

6.1
Independent Contractor. Consultant enters into this Agreement as an independent contractor. Nothing in this Agreement shall be construed as creating the relationship of joint ventures, partners, employer and employee, franchiser and franchisee, master and servant, or principal and agent. Consultant shall be solely responsible for all taxes, withholdings and other similar statutory obligations, including without limitation, Workers’ Compensation Insurance.

6.2
Parties in Interest, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Except as expressly provided in this Agreement, nothing contained in this Agreement is intended to confer upon any third party any rights, benefits or remedies of any kind or character whatsoever under or by reason of this Agreement. Consultant may not assign this Agreement or its obligations hereunder without obtaining the prior written consent of Tyme. However, Tyme, upon prior

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written notice to Consultant, may assign this Agreement or any part of its rights or obligations hereunder to any of its affiliates, provided that the party receiving such assignment agrees to be bound by the terms and conditions of this Agreement.

6.3
Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of New York. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in New York, New York, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in New York, such personal jurisdiction shall be nonexclusive.

6.4	Headings. All section headings are provided for convenience only, and shall not be used for purposes of construction of this Agreement.

6.5
Notices. Except where provided otherwise, notices hereunder shall be in writing and shall be deemed to have been fully given and received (i) when delivered in writing personally, against receipt therefor; (ii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) business day after deposit on a business day for next business day delivery with a commercial overnight carrier guaranteeing overnight delivery, with written verification of such receipt. All communications will be sent to the party’s address as set forth herein, or at such address as the parties may later specify in writing for such purposes.

6.6
Entire Agreement. This Agreement, including all exhibits or appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment or modification of this Agreement will be binding unless in writing and signed by a duly authorized representative of both parties.

6.7	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement.

6.8
Dispute Resolution. The Parties agree to attempt to resolve any dispute under this Agreement amicably through negotiations. Nothing in this clause shall preclude any Party from commencing arbitration if said negotiations do not result in a signed written settlement agreement within sixty (60) days after written notice that these amicable resolution negotiations have commenced. Any dispute under this Agreement that cannot be resolved amicably shall be referred to and exclusively resolved by arbitration in accordance with the American Arbitration Association.

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The arbitration shall be conducted in New York, New York, by a sole arbitrator. The arbitrator shall be appointed by mutual consent of the parties hereto. In the event that the parties fail to agree upon the arbitrator within fourteen (14) days of either party’s written notice with respect to the referral of a dispute to arbitration, the arbitrator shall be appointed by the American Arbitration Association. The arbitrator’s decisions shall be based upon the provisions of this Agreement. The arbitrator shall have no power or authority to make or issue orders of any kind except as permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. The decision of the arbitrator shall be final and binding on the parties, shall not be subject to appeal, and shall be enforceable in any competent court having jurisdiction. The arbitrator will have the authority to award reasonable attorney’s fees and costs to the prevailing party.

6.9
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement will be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.10
No Waiver. Failure to exercise, or any delay in exercising, any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall preclude or restrict the further exercise of that or any other right or remedy.

6.11
Business Day. When used in this Agreement, the term “Business Day” shall mean any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to be closed.

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ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

TYME TECHNOLOGIES, INC.

By:	/s/ Peter de Svastich

Name:	Peter de Svastich

Title:	President

BERYLLIUM ADVISORY CONSULTING, LIMITED LIABILITY COMPANY:

By:	/s/ Raghuram Selvaraju

Name:	Raghuram Selvaraju

Address:	1 Second Street

Apartment	Apt. 2403, The Portofino

Jersey City, NJ 07302

Phone: (646) 784-2027

Fax:

E-Mail:

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EXHIBIT A

Scope of Services

Consultant shall render opinions on the viability of the commercial opportunities and clinical development programs being advanced by Tyme within the context of the oncology sector, as well as other areas, e.g., topical drug delivery systems, which Tyme or its related subsidiaries and / or affiliates may elect to enter into in the future:

☐	Assessment of likelihood of success, practicality of timelines, and costs for:
	o	Specific drug candidates
	o	Medical devices
	o	Diagnostics

☐	Market research:
	o	Market size (epidemiology and patient stratification)
	o	Current therapeutic / device-based / diagnostic options
	o	Current and future competitive landscape
	o	Reimbursement and pricing considerations
	o	Intellectual property protection

☐	Investor Relations:
	o	Field calls and respond to inquiries regarding Tyme and TI from stockholders and potential investors
o Provide consultation services regarding press releases, stockholder and investor meetings and public dissemination of Tyme-approved information concerning Tyme and TI, as and to the extent requested by the chief executive and/or chief operating officers of Tyme

☐	General corporate objectives:
	o	Public relations and outreach
	o	Key opinion leader outreach
	o	Overall marketability

Note: The scope of the Consultant’s services to Tyme shall be restricted solely to provision of the Services as set forth above, and specifically excludes the offering, selling or placement of securities, provision of investment management or advisory services, or deal structuring.

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